Exhibit 99.1

Light & Wonder Names Oliver Chow Chief Financial Officer
Chow Served as Interim CFO Since August 2023

LAS VEGAS – Dec. 13, 2023 – Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W” or the “Company”) announced today that Oliver Chow has been appointed as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer. He has served as Interim CFO since August 2023 and previously served as the Company’s Senior Vice President of Corporate Finance.

Matt Wilson, Chief Executive Officer of Light & Wonder, said, “After a thorough search by the Board and the leadership team, I’m pleased to appoint Oliver as our CFO. Over the last four months, we’ve all been impressed with Oliver’s ability to seamlessly step into the role of Chief Financial Officer. With more than 15 years of entertainment and gaming leadership experience and deep financial expertise, Oliver was the candidate best positioned to lead us forward. His attention to detail, combined with his willingness to take on a wider variety of challenges within the organization with ease, has made us resolute in our decision.”

“It is a privilege to be appointed as Light & Wonder’s CFO,” said Oliver Chow. “I’m excited to work with the Company’s leadership and Board to execute on our clear strategy and build on our strong financial profile. I am looking forward to supporting the organization to further enable growth, margin expansion, and financial execution.”

Prior to joining Light & Wonder in October 2022, Oliver spent five years in senior-level finance roles at Aristocrat, most recently serving as Chief Financial Officer - Americas, EMEA and Customer Experience. Previously, he served in various financial roles with Universal Pictures, Deluxe Entertainment Services and JPMorgan Chase. He is also a current Board member of United Way of Southern Nevada, where he serves as Board Treasurer. Oliver received a BS in Business Administration from the University at Albany, SUNY and an Executive MBA from the UCLA Anderson School of Management.

About Light & Wonder, Inc.
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.

Media Inquiries
Andy Fouché, Vice President of Corporate Communications
+1 206 697 3678
afouche@lnw.com

Investor Inquiries
Nick Zangari, Senior Vice President of Investor Relations
+1 702 301 4378
ir@lnw.com